Exhibit 10.10

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this "Agreement") is executed and delivered as of April 30, 2012 by FAAC INCORPORATED, a Michigan corporation, (the "Grantor"), with an address at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, in favor of FIFTH THIRD BANK (the "Bank"), with an address at 217 East Washington Street, Ann Arbor, Michigan 48104.

Under the terms hereof, the Bank desires to obtain and the Grantor desires to grant the Bank security for all of the Liabilities (as hereinafter defined).

NOW, THEREFORE, the Grantor and the Bank, intending to be legally bound, hereby agree as follows:

1.  Definitions.

(a) “Borrower” means FAAC Incorporated, a Michigan corporation.

(b) "Collateral" shall include all personal property of the Grantor, including the following, all whether now owned or hereafter acquired or arising and wherever located:  (i) accounts (including health-care-insurance receivables and credit card receivables); (ii) securities entitlements, securities accounts, commodity accounts, commodity contracts and investment property; (iii) deposit accounts; (iv) instruments (including promissory notes); (v) documents (including warehouse receipts); (vi) chattel paper (including electronic chattel paper and tangible chattel paper); (vii) inventory, including raw materials, work in process, or materials used or consumed in Grantor's business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, goods that are returned, reclaimed or repossessed; (viii) goods of every nature, including stock-in-trade, goods on consignment, standing timber that is to be cut and removed under a conveyance or contract for sale, the unborn young of animals, crops grown, growing, or to be grown, manufactured homes, computer programs embedded in such goods and farm products; (ix) equipment, including machinery, vehicles and furniture; (x) fixtures; (xi) agricultural liens; (xii) as-extracted collateral; (xiii) commercial tort claims, if any, described on Exhibit "A" hereto; (xiv) letter of credit rights; (xv) general intangibles, of every kind and description, including payment intangibles, software, computer information, source codes, object codes, records and data, all existing and future customer lists, choses in action, claims (including claims for indemnification or breach of warranty), books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, goodwill, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xvi) all supporting obligations of all of the foregoing property; (xvii) all property of the Grantor now or hereafter in the Bank's possession or in transit to or from, or under the custody or control of, the Bank or any affiliate thereof; (xviii) all cash and cash equivalents thereof; and (xix) all cash and noncash proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof.  The Collateral shall also include any and all other tangible or intangible property that is described as being part of the Collateral pursuant to one or more Riders to Security Agreement that may be attached hereto or delivered in connection herewith, including the Rider to Security Agreement - Copyrights, the Rider to Security Agreement - Patents, the Rider to Security Agreement - Trademarks and the Rider to Security Agreement - Cash Collateral Account.

(c) “Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and between Borrower, Arotech Corporation and Bank, as amended from time to time.

(d) "Liabilities" means all loans, advances or other financial accommodations, including any renewals or extensions thereof, from the Bank to Grantor and/or the Borrower and any and all liabilities and obligations of any and every kind and nature heretofore, now or hereafter owing from Grantor and/or the Borrower to the Bank, however incurred or evidenced, whether primary, secondary, contingent or otherwise, whether arising under this Agreement, under any other security agreement(s), promissory note(s), guaranty(s), mortgage(s), lease(s), instrument(s), document(s), contract(s), letter(s) of credit or similar agreement(s) heretofore, now or hereafter executed by Grantor and/or Borrower and delivered to the Bank, or by oral agreement or by operation of law plus all interest, costs, out-of-pocket expenses and reasonable attorney fees which may be made or incurred by the Bank in the disbursement, administration or collection of such liabilities and obligations and in the protection, maintenance and liquidation of the Collateral.  “Liabilities” shall include, without limitation, all Obligations and all Rate Management Obligations.

(e) “Loan Documents” has the meaning given to that term in the Credit Agreement.

(f) “Loans” has the meaning given to that term in the Credit Agreement.

(g) "Obligations" has the meaning given to that term in the Credit Agreement.

(h) "Rate Management Obligations" has the meaning given to that term in the Credit Agreement.

(i) "UCC" means the Uniform Commercial Code, as adopted and enacted and as in effect from time to time in the State whose law governs pursuant to the Section of this Agreement entitled "Governing Law and Jurisdiction."  Terms used herein which are defined in the UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the UCC.  To the extent the definition of any category or type of collateral is modified by any amendment, modification or revision to the UCC, such modified definition will apply automatically as of the date of such amendment, modification or revision.

2. Grant of Security Interest.  To secure the Liabilities, the Grantor, as debtor, hereby assigns and grants to the Bank, as secured party, a continuing lien on and security interest in the Collateral.

3. Change in Name or Locations.  The Grantor hereby agrees that if the location of the Collateral changes from the locations listed on Exhibit "A" hereto and made part hereof, or if the Grantor changes its name, its type of organization, its state of organization (if Grantor is a registered organization), the Grantor will promptly notify the Bank in writing of the changes.

4. Representations and Warranties.  The Grantor represents, warrants and covenants to the Bank that:  (a) its type of organization, jurisdiction of organization, chief executive office are as set forth on Exhibit "A" hereto which is true and correct on the date hereof; (b) the Grantor has good, marketable and indefeasible title to the Collateral (except for property for which it has only a leasehold estate and licensed intellectual property), and except for Permitted Liens, and the Collateral is free from all encumbrances and rights of setoff of any kind except the lien in favor of the Bank created by this Agreement and Permitted Liens; (c) except as herein provided or except for the sale of inventory in the ordinary course of business before an Event of Default (as defined below) occurs, the Grantor will not hereafter without the Bank's prior written consent sell, pledge, encumber, assign or otherwise dispose of any of the Collateral or permit any right of setoff, lien or security interest to exist thereon except to the Bank; (d) the Grantor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein; (e) each account and general intangible, if included in the definition of Collateral, is genuine and enforceable in accordance with its terms and the Grantor will defend the same against all claims, demands, setoffs and counterclaims at any time asserted; and (f) at the time any account or general intangible becomes subject to this Agreement, such account or general intangible will be a good and valid account representing a bona fide sale of goods or services by the Grantor and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors, and no such account or general intangible will be subject to any claim for credit, allowance or adjustment by any account debtor or any setoff, defense or counterclaim except for early payment discounts in the ordinary course of business.

5.  Grantor's Covenants.  The Grantor covenants that it shall:

(a) from time to time and at all reasonable times and upon reasonable advance notice allow the Bank, by or through any of its officers, agents, attorneys, or accountants, to examine or inspect the Collateral, and obtain valuations and audits of the Collateral, at the Grantor's reasonable expense, wherever located.  The Grantor shall do, obtain, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Bank may reasonably require to vest in and assure to the Bank its rights hereunder and in or to the Collateral, and the proceeds thereof, including waivers from landlords, warehousemen and mortgagees.  The Grantor agrees that upon an Event of Default, the Bank has the right to notify (on invoices or otherwise) account debtors and other obligors or payors on any Collateral of its collateral assignment to the Bank, and that all payments thereon should be made directly to the Bank, and that the Bank has full power and authority to collect, compromise, endorse, sell or otherwise deal with the Collateral in its own name or that of the Grantor;

(b) keep the Collateral consisting of tangible personal property in commercially reasonable good order and repair at all times and immediately notify the Bank of any event causing a material loss or decline in value of the Collateral, whether or not covered by insurance, and the amount of such loss or depreciation;

(c) only use or permit the Collateral to be used in accordance with all applicable federal, state, county and municipal laws and regulations; and

(d) have and maintain insurance in commercially reasonable amounts at all times with respect to all Collateral as required in the Credit Agreement.  In the event of failure to provide insurance as provided in the Credit Agreement, the Bank may, at its option, obtain such insurance and the Grantor shall pay to the Bank, on demand, the cost thereof.  Proceeds of casualty insurance may be applied by the Bank to reduce the Liabilities or to repair or replace Collateral, all in the Bank's sole discretion.

6. Negative Pledge; No Transfer.  The Grantor will not sell or offer to sell or otherwise transfer or grant or allow the imposition of any additional liens or security interests upon the Collateral (except for existing liens as set forth herein and sales of inventory and collections of accounts in the Grantor's ordinary course of business and except as otherwise permitted under the Credit Agreement).

7.  Covenants for Accounts.  If accounts are included in the definition of Collateral:

(a) The Grantor will, promptly on the Bank's demand, make notations on its books and records showing the Bank's security interest and, in connection with an audit or inspection conducted pursuant to Section 5(a) hereof, make available to the Bank shipping and delivery receipts evidencing the shipment of the goods that gave rise to an account, completion certificates or other proof of the satisfactory performance of services that gave rise to an account, a copy of the invoice for each account and copies of any written contract or order from which an account arose.  The Grantor shall promptly notify the Bank if an account becomes evidenced or secured by an instrument or chattel paper and upon the Bank's request, will promptly deliver any such instrument or chattel paper to the Bank, including any letter of credit delivered to the Grantor to support a shipment of inventory by the Grantor.

(b) The Grantor will promptly advise the Bank whenever an account debtor refuses to retain or returns any goods from the sale of which an account arose and will comply with any instructions that the Bank may give regarding the sale or other disposition of such returns.  From time to time with such frequency as the Bank may reasonably request, the Grantor will report to the Bank all credits given to account debtors on all accounts, except for those early payment discounts in the ordinary course of business.

(c) [Intentionally Reserved].

(d) At any time after the occurrence and during the continuance of an Event of Default, and without notice to the Grantor, the Bank may direct any persons who are indebted to the Grantor on any Collateral consisting of accounts or general intangibles to make payment directly to the Bank of the amounts due.  At any time after the occurrence and during the continuance of an Event of Default, the Bank is authorized to collect, compromise, endorse and sell any such Collateral in its own name or in the Grantor's name and to give receipts to such account debtors for any such payments and the account debtors will be protected in making such payments to the Bank.  Upon the Bank's written request after and during the continuance of an Event of Default, the Grantor will establish with the Bank and maintain a lockbox account ("Lockbox") with the Bank and a depository account(s) ("Cash Collateral Account") with the Bank subject to the provisions of this subparagraph and such other related agreements as the Bank may require, and the Grantor shall notify its account debtors to remit payments directly to the Lockbox.  Thereafter, funds collected in the Lockbox shall be transferred to the Cash Collateral Account, and funds in the Cash Collateral Account shall be applied by the Bank, daily, to reduce the outstanding Liabilities.

8. Further Assurances.  By its signature hereon, the Grantor hereby irrevocably authorizes the Bank to execute (on behalf of the Grantor) and file against the Grantor one or more financing, continuation or amendment statements pursuant to the UCC in form reasonably satisfactory to the Bank, and the Grantor will pay the out-of-pocket cost of preparing and filing the same in all jurisdictions in which such filing is deemed by the Bank to be necessary or desirable in order to perfect, preserve and protect its security interests.  If required by the Bank, the Grantor will execute all documentation reasonably necessary for the Bank to obtain and maintain perfection of its security interests in the Collateral.  At the Bank's request, the Grantor will execute, in form reasonably satisfactory to the Bank, a Rider to Security Agreement - Copyrights (if any Collateral consists of registered or unregistered copyrights), a Rider to Security Agreement - Patents (if any Collateral consists of patents or patent applications), a Rider to Security Agreement - Trademarks (if any Collateral consists of trademarks, tradenames, tradestyles or trademark applications).  If any Collateral consists of letter of credit rights, electronic chattel paper, deposit accounts or supporting obligations not maintained with the Bank or one of its affiliates, or any securities entitlement, securities account, commodities account, commodities contract or other investment property, then promptly after the Bank's request the Grantor will execute, and will use its commercially reasonable efforts to cause the depository institution or securities intermediary upon whose books and records the ownership interest of the Grantor in such Collateral appears, to execute such Pledge Agreements, Notification and Control Agreements or other agreements as the Bank deems necessary in order to perfect, prioritize and protect its security interest in such Collateral, in each case in a form reasonably satisfactory to the Bank.

9. Events of Default.  The Grantor shall, at the Bank's option, and under the circumstances set forth in the Credit Agreement, be in default under this Agreement upon the happening and during the continuance of any Event of Default, as that term is defined in the Credit Agreement.

10. Remedies.  Upon the occurrence of any such Event of Default and at any time during the continuance thereof, the Bank may declare all Liabilities secured hereby immediately due and payable and shall have, in addition to any remedies provided herein or by any applicable law or in equity, all the remedies of a secured party under the UCC. The Bank's remedies include, but are not limited to, the right to (a) peaceably by its own means or with judicial assistance enter the Grantor's premises and take possession of the Collateral without prior notice to the Grantor or the opportunity for a hearing, (b) render the Collateral unusable, (c) dispose of the Collateral on the Grantor's premises, (d) require the Grantor to assemble the Collateral and make it available to the Bank at a place designated by the Bank, and (e) notify the United States Postal Service to send the Grantor's mail to the Bank.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Bank will give the Grantor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made; any such sale shall be made in the manner prescribed in the UCC.  The requirements of commercially reasonable notice shall be met if such notice is sent to the Grantor at least ten (10) days before the time of the intended sale or disposition.  Expenses of retaking, holding, preparing for disposition, disposing or the like shall include the Bank's reasonable attorneys' fees and legal expenses, incurred or expended by the Bank to enforce any payment due it under this Agreement either as against the Grantor, or in the prosecution or defense of any action, or concerning any matter growing out of or connection with the subject matter of this Agreement and the Collateral pledged hereunder.  The Grantor waives all relief from all appraisement or exemption laws now in force or hereafter enacted. In exercising its remedies hereunder, the Bank will act in good faith and in a commercially reasonable manner.

11. Power of Attorney.  The Grantor does hereby make, constitute and appoint any officer or agent of the Bank as the Grantor's true and lawful attorney-in-fact, with power to (a) endorse the name of the Grantor or any of the Grantor's officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment or Collateral that may come into the Bank's possession in full or part payment of any Liabilities; (b) sue for, compromise, settle and release all claims and disputes with respect to, the Collateral; and (c) sign, for the Grantor, such documentation required by the UCC, or supplemental intellectual property security agreements; granting to the Grantor's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Grantor might or could do; provided that (a), (b) and (c) only apply after an Event of Default has occurred.  The Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest, and is irrevocable.

12. Payment of Expenses.  At its option, after advance written notice to the Grantor, the Bank may discharge taxes, liens, security interests or such other encumbrances as may attach to the Collateral (other than Permitted Liens), and, without prior notice, may pay for required insurance on the Collateral and may pay for the maintenance, appraisal or reappraisal, and preservation of the Collateral, as determined by the Bank to be necessary.  The Grantor will reimburse the Bank on demand for any payment so made or any expense incurred by the Bank pursuant to the foregoing authorization, and the Collateral also will secure any advances or payments so made or expenses so incurred by the Bank.

13. Notices.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder ("Notices") must be in writing and will be effective upon receipt.  Notices may be given in any manner to which the parties have agreed pursuant to the Credit Agreement.

14. Preservation of Rights.  No delay or omission on the Bank's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank's action or inaction impair any such right or power.  The Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

15. Illegality.  If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

16. Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Grantor from, any provision of this Agreement will be effective unless made in a writing signed by the Bank and the Grantor, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

17. Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

18. Counterparts.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

19. Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Grantor and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Grantor may not assign this Agreement in whole or in part without the Bank's prior written consent and the Bank at any time may assign this Agreement in whole or in part, provided such assignee assumes in writing or otherwise becomes liable for all obligations of the Bank hereunder.

20. Interpretation.  In this Agreement, unless the Bank and the Grantor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.  If this Agreement is executed by more than one Grantor, the obligations of such persons or entities will be joint and several.

21. Indemnity.  The Grantor agrees to indemnify each of the Bank, each legal entity, if any, who controls the Bank and each of their respective directors, officers and employees (the "Indemnified Parties") and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and reasonable expenses (including all reasonable fees and charges of external counsel with whom any Indemnified Party may consult and all reasonable expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Grantor), in connection with or arising out of or relating to the matters referred to in this Agreement or the Liabilities, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Grantor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence, willful misconduct, or other wrongful conduct or breach.  The indemnity agreement contained in this Section shall survive the termination of this Agreement, payment of the Liabilities and assignment of any rights hereunder.  The Grantor may participate at its expense in the defense of any such claim.

22. Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of Michigan.  This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank's office indicated above is located, except that the laws of the State where any Collateral is located (if different from the State where such office of the Bank is located) shall govern the creation, perfection and foreclosure of the liens created hereunder on such property or any interest therein.  The Grantor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank's office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Grantor individually, against any security or against any property of the Grantor within any other county, state or other foreign or domestic jurisdiction.  The Bank and the Grantor agree that the venue provided above is the most convenient forum for both the Bank and the Grantor.  The Grantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

23. WAIVER OF JURY TRIAL.  EACH OF THE GRANTOR AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE GRANTOR AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Grantor acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Security Agreement has been executed and delivered as of the date first above written.

FAAC INCORPORATED

By:        /s/ Thomas J. Paup
Name:   Thomas J. Paup
Title:     Treasurer

FIFTH THIRD BANK

By:         /s/ Thomas J. Randall
Name:   Thomas J. Randall
Title:     Vice President

[Signature page to Security Agreement]

EXHIBIT "A"

TO SECURITY AGREEMENT

1.	Grantor's form of organization (i.e., corporation, partnership, limited liability company):

Corporation

2.	Grantor's State of organization, if a registered organization (i.e., corporation, limited partnership or limited liability company): Michigan

3.	Grantor’s principal residence, if a natural person or general partnership: N/A

4.	Address of Grantor’s chief executive office, including the County:

1229 Oak Valley
Ann Arbor, Michigan 48108
Washtenaw County
Michigan 48104

5.	Grantor's EIN, if not a natural person: 38-2690218

6.	Grantor’s organizational ID# (if any exists): 343-915

7.	Address for books and records, if different: N/A

8.	Addresses of other Collateral locations, including Counties, for the past five (5) years:

Collateral consisting of mobile goods (such as laptop computers, mobile phones and the like) may also be located at various locations with employees and contractors in the ordinary course of business.  Collateral may also be located temporarily at various locations for sales, testing and demonstration purposes in the ordinary course of business.

9.	Name and address of landlord or owner if location is not owned by the Grantor:

10.	Other names or tradenames now or formerly used by the Grantor:

11.	List of all existing Commercial Tort Claims (by case title with court and brief description of claim):

2